Exhibit 99.1

FOR IMMEDIATE RELEASE

April 7, 2017

For further information contact: Investor Relations PR@citizensinc.com

CITIZENS, INC. RECEIVES EXPECTED NYSE NOTICE REGARDING LATE FORM 10-K FILING

AUSTIN, TX – April 7, 2017 – Citizens, Inc. (NYSE: CIA) today announced that, as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”), it has received an expected notice from the New York Stock Exchange (the “NYSE”) that Citizens is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual.

As previously disclosed, the reason for the delay is the continuing review needed by Citizens’ independent registered public accounting firm to complete the signoff of its audit of Citizens’ 2016 financial statements and its review of the 2016 Form 10-K. Citizens intends to file its 2016 Form 10-K as promptly as possible after its independent registered public accounting firm completes its review.

In accordance with NYSE rules, Citizens has contacted the NYSE to discuss the status of the late filing and is issuing this required press release. The NYSE informed Citizens that, under NYSE rules, Citizens will have six months from the Form 10-K due date of March 16, 2017 to file the 2016 Form 10-K with the SEC. Citizens can regain compliance with the NYSE listing standards at any time prior to that date by filing its 2016 Form 10-K.

About Citizens

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and the acquisition of other U.S.-based life insurance companies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements reflect the Company’s current beliefs, assumptions and expectations regarding future events, which are based on information currently available to us. Forward-looking statements can generally be identified by words such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or variations or similar terminology. Such forward-looking statements in this press release include the anticipated timing of the filing of the Company’s 2016 Form 10-K. The forward-looking statements may involve risks, uncertainties and other factors that could cause actual results to differ materially from those indicated in these statements. Please refer to the Company’s filings with the SEC, including among others the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings on Form 10-Q, for a discussion of important risk factors. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.